Exhibit 4.02

LEHMAN BROTHERS HOLDINGS INC.

Return Optimization Securities with Partial Protection Linked to the Common Stock of PepsiCo, Inc. Due August 13, 2009

Number R-1 ISIN US 52522L6992	$1,233,600 CUSIP 52522L699

See Reverse for Certain Definitions

THIS SECURITY (THIS “SECURITY”) IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO SUCH DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO LEHMAN BROTHERS HOLDINGS INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

LEHMAN BROTHERS HOLDINGS INC., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company”), for value received, hereby promises to pay to CEDE & CO. or registered assigns, at the office or agency of the Company in the Borough of Manhattan, The City of New York, on the Maturity Date, in such coin or currency of the United States of America at the time of payment shall be legal tender for the payment of public and private debts, for each $10 principal amount of the Securities represented hereby, an amount equal to the Payment at Maturity. THE SECURITIES REPRESENTED HEREBY SHALL NOT BEAR ANY INTEREST.

Any amount payable on the Maturity Date hereon will be paid only upon presentation and surrender of this Security.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS SECURITY SET FORTH ON THE REVERSE HEREOF WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

IN WITNESS WHEREOF, Lehman Brothers Holdings Inc. has caused this instrument to be signed by its Chairman of the Board, its President, its Vice Chairman, its Chief Financial Officer, one of its Vice Presidents or its Treasurer, by manual or facsimile signature under its corporate seal, attested by its Secretary or one of its Assistant Secretaries by manual or facsimile signature.

Dated: February 13, 2008	LEHMAN BROTHERS HOLDINGS INC.

[SEAL]	By:
Vice President

Attest:
Assistant Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

CITIBANK, N.A. as Trustee

By:
Authorized Officer

2

Reverse of Security

This Security is one of a duly authorized series of Securities of the Company designated as Return Optimization Securities with Partial Protection Linked to the Common Stock of PepsiCo, Inc. Due August 13, 2009 (herein called the “Securities”). The Company may, without the consent of the holders of the Securities, create and issue additional securities ranking equally with the Securities and otherwise similar in all respects so that such additional securities shall be consolidated and form a single series with the Securities; provided that no additional securities can be issued if an Event of Default has occurred with respect to the Securities. This series of Securities is one of an indefinite number of series of debt securities of the Company, issued and to be issued under an indenture, dated as of September 1, 1987, as amended (herein called the “Indenture”), duly executed and delivered by the Company and Citibank, N.A., as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities.

The Payment at Maturity at the request of the Trustee shall be determined by the Calculation Agent pursuant to the Calculation Agency Agreement. The Trustee shall fully rely on the determination by the Calculation Agent of the Payment at Maturity and shall have no duty to make any such determination. The Calculation Agent will provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, of the Payment at Maturity on or prior to 11:00 a.m. on the Business Day preceding the Maturity Date.

All calculations with respect to the Initial Share Price, the Final Share Price and the Share Return will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the payment per $10 principal amount Security at maturity will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of Securities per Holder will be rounded to the nearest cent, with one-half cent rounded upward.

This Security is not subject to any sinking fund.

If an Event of Default with respect to the Securities shall occur and be continuing, the amounts payable on all of the Securities may be declared due and payable in the manner and with the effect provided in the Indenture. The amount payable to the Holder hereof upon any acceleration permitted under the Indenture will be equal to the Payment at Maturity calculated as though the date of acceleration were the Maturity Date and the third Business Day immediately preceding the date of acceleration were the Valuation Date. If the maturity of the Securities is accelerated because of an Event of Default, the Company shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to The Depository Trust Company of the cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of each series of Securities at the time Outstanding to be affected (each series voting as a class), evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to, or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holders of the Securities of all such series; provided, however, that no such supplemental indenture shall, among other things, (i) change the fixed maturity of any Security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, if any, or reduce any premium payable on redemption, or make the principal thereof, or premium, if any, or interest thereon, if any, payable in any coin or currency other than that hereinabove provided, without the consent of the holder of each Security so affected, or (ii) change the place of payment on any Security, or impair the right to institute suit for payment on any Security, or reduce the aforesaid percentage of Securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Security so affected. It is also provided in the Indenture that, prior to any declaration accelerating the maturity of any series of Securities, the holders of a majority in aggregate principal amount of the Securities of such series Outstanding may on behalf of the holders of all the Securities of such series waive any past default or Event of Default under the Indenture with respect to such series and its consequences, except a default in the payment of interest, if any, or the principal of, or premium, if any, on any of the Securities of such series, or in the payment of any sinking fund installment or analogous obligation with respect to Securities of such series. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future holders and owners of this Security and any Securities which may be issued in exchange or substitution hereof, irrespective of whether or not any notation thereof is made upon this Security or such other Securities.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Payment at Maturity with respect to this Security.

The Securities are issuable in denominations of $10 and any whole multiples of $10.

The Company, the Trustee, and any agent of the Company or of the Trustee may deem and treat the registered holder (the “Holder”) hereof as the absolute owner of this Security (whether or not this Security shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment hereof, or on account hereof, and for all other purposes and neither the Company nor the Trustee nor any agent of the Company or of the Trustee shall be affected by any notice to the contrary. All such payments made to or upon the order of such registered holder shall, to the extent of the sum or sums paid, effectually satisfy and discharge liability for moneys payable on this Security.

No recourse for the payment of the principal of, premium, if any, or interest on this Security, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any indenture supplemental thereto or in any Security, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the Corporate Trust Office or agency in a Place of Payment for this Security, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Securities of this series or of like tenor and of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Company intends to treat, and by purchasing this Security, the Holder agrees to treat, for all tax purposes, this Security as a cash-settled financial contract, rather than as a debt instrument.

THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Definitions

Set forth below are definitions of the terms used in this Security.

“Business Day”, notwithstanding any provision in the Indenture, shall mean any day that is not a Saturday or Sunday and that is not a day on which banking institutions in the City of New York are authorized or obligated by law to close.

“Calculation Agency Agreement” shall mean the Calculation Agency Agreement, dated as of December 21, 2006 between the Company and the Calculation Agent, as amended from time to time, or any successor calculation agency agreement.

“Calculation Agent” shall mean the person that has entered into an agreement with the Company providing for, among other things, the determination of the Payment at Maturity, which term shall, unless the context otherwise requires, include its successors and assigns. The initial Calculation Agent shall be Lehman Brothers Inc.

“Closing Price” of one share of the Reference Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day means:

•

if the Reference Stock (or any such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the Reference Stock (or any such other security) is listed or admitted to trading,

•

if the Reference Stock (or any such other security) is listed or admitted to trading on any national securities exchange but the last reported sale price is not available pursuant to the preceding bullet point, the last reported sale price of the principal trading session on the over-the-counter market as reported on the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”) on such day;

•

if the Reference Stock (or any such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board, the last reported sale price of the principal trading session on the OTC Bulletin Board on such day; or

•

if, because of a market disruption event (as defined under “—Market Disruption Event”) or otherwise, the last reported sale price for the Reference Stock (or any such other security) is not available for such Trading Day pursuant to the preceding bullet points, then (i) if such market disruption event has occurred on a day other than the originally scheduled Valuation Date or any day thereafter, the Calculation Agent’s good faith estimate of the price of the Reference Stock (or such other security) as of the close of trading on such Trading Day, in its sole discretion, and (ii) if such market disruption event has occurred with respect to the Reference Stock on the originally scheduled Valuation Date, the price determined pursuant to the final sentence of the definition of “Valuation Date.”

The term OTC Bulletin Board will include any successor service thereto.

“Company” shall have the meaning set forth on the face of this Security.

“Final Share Price” shall equal the Closing Price of the Reference Stock on the Valuation Date.

“Holder” shall have the meaning set forth on the reverse of this Security.

“Indenture” shall have the meaning set forth on the reverse of this Security.

“Initial Share Price” shall equal the Closing Price of the Reference Stock on the Pricing Date, divided by the Stock Adjustment Factor. The Initial Share Price of the Reference Stock shall initially be $69.81.

“Leverage Factor” shall equal 2.

“Market Disruption Event” means, with respect to the Reference Stock (or any other security for which a Closing Price must be determined):

(1)    the occurrence or existence of a suspension, absence or material limitation of trading of the Reference Stock (or such security) on the primary market for the Reference Stock (or such security) at any time during the one hour period preceding the close of the principal trading session in such market;

(2)    a breakdown or failure in the price and trade reporting systems of the primary market for the Reference Stock (or such security) as a result of which the reported trading prices for the Reference Stock (or such security) during the last one hour period preceding the close of the principal trading session in such market are materially inaccurate;

(3)    the occurrence or existence of a suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the Reference Stock (or such security), if available, at any time during the last one hour period preceding the close of the principal trading session in the applicable market; or

(4)    a decision to permanently discontinue trading in the relevant futures or options contracts, in each case as determined by the Calculation Agent in its sole discretion.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)    a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market for the Reference Stock,

(2)     limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by the NYSE, any other U.S. self-regulatory organization, the Securities Exchange Commission or any other relevant authority of scope similar to NYSE Rule 80B as determined by the Calculation Agent in its sole discretion) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading,

(3)    a suspension of trading in futures or options contracts on the Reference Stock (or such security) by the primary securities market trading in such contracts, if available, by reason of:

•	a price change exceeding limits set by such securities exchange or market,

•	an imbalance of orders relating to such contracts, or

•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Reference Stock (or such security); and

(4) a “suspension, absence or material limitation of trading” on the primary securities market on which futures or options contracts related to the Reference Stock (or such other security) are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

“Maturity Date” shall mean August 13, 2009, unless that day is not a Business Day, in which case the amount equal to the Payment at Maturity that would otherwise be due on the scheduled Maturity Date will instead be due on the next succeeding Business Day following such scheduled Maturity Date, with the same effect as if paid on the scheduled Maturity Date; provided that if due to a non-Trading Day or a Market Disruption Event, the Valuation Date is postponed so that it falls less than three Business Days prior to the scheduled Maturity Date, the Maturity Date will be the third Business Day following the Valuation Date, as postponed.

“NYSE” shall mean the New York Stock Exchange, Inc.

“Payment at Maturity”, as calculated by the Calculation Agent for each $10 principal amount Security, shall equal:

•	If the Share Return is positive, the lesser of:

(1)    $10 + ($10 × Share Return × Leverage Factor); and

(2)    $11.95

•	If the Share Return is equal to or less than 0% and equal to or greater than -10%: $10

•	If the Share Return is less than -10%: $10 + [$10 × (Share Return + 10%)].

“Place of Payment” shall mean the place or places where the Payment at Maturity on the Securities is payable.

“Price” of one share of the Reference Stock (or one unit of any other security for which a Price must be determined) on any Trading Day means:

•

if the Reference Stock (or any such other security) is listed or admitted to trading on a national securities exchange, the highest intraday bid price on such day on the principal United States securities exchange registered under the Exchange Act, on which the Reference Stock (or any such other security) is listed or admitted to trading;

•

if the Reference Stock (or any such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board, the highest reported bid price reported on the OTC Bulletin Board on such day; or

•	if a bid price is not available pursuant to the preceding bullet points, the Calculation Agent’s good faith estimate of such bid price, in its sole discretion.

The term OTC Bulletin Board will include any successor service thereto.

“Pricing Date” shall mean February 8, 2008.

“Reference Stock” shall be the common stock of PepsiCo, Inc. (NYSE: PEP).

“Relevant Exchange” for the Reference Stock shall mean the primary U.S. exchange or market for trading for the Reference Stock.

“Securities” shall have the meaning set forth on the reverse of this Security.

“Security” shall have the meaning set forth on the face of this Security.

“Share Price” shall mean the Closing Price of one share of the Reference Stock on each Trading Day.

“Share Return”, as calculated by the Calculation Agent, is calculated as follows:

Final Share Price – Initial Share Price

Initial Share Price

“Stock Adjustment Factor” for the Reference Stock shall initially equal 1.0, subject to adjustment under certain circumstances as described under “Anti-dilution Adjustments” below.

“Trading Day” means a day, as determined by the Calculation Agent, on which trading is generally conducted on the NYSE, the American Stock Exchange (the “AMEX”), the Nasdaq Global Select Market, the Nasdaq Global Market, the Chicago Mercantile Inc., the Chicago Board Options Exchange, Incorporated and in the over-the-counter market for equity securities in the United States.

“Trustee” shall have the meaning set forth on the reverse of this Security.

“Valuation Date” shall mean August 10, 2009; provided, however, that if the scheduled Valuation Date is not a Trading Day or if there is a Market Disruption Event on such day, the Valuation Date shall be postponed to the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred or shall be continuing; provided, however, if a market disruption event with respect to the Reference Stock occurs on each of the eight Trading Days following the originally scheduled Valuation Date, the Calculation Agent shall determine the Final Share Price based upon its good faith estimate of the price of the Reference Stock as of the close of trading on that eighth scheduled Trading Day, in its sole discretion.

All terms used but not defined in this Security are used herein as defined in the Calculation Agency Agreement or the Indenture.

Calculation Agent

Lehman Brothers Inc., one of our affiliates, will act as the Calculation Agent. The Calculation Agent will determine, among other things, the Final Share Price, the Share Return, the Stock Adjustment Factor, anti-dilution adjustments and reorganization events, the selection of any Successor Reference Stock and the Payment at Maturity, as specified in the applicable terms supplement. The Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred. All calculations, determinations and adjustments made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Holders and on the Company. The Company may appoint a different Calculation Agent from time to time after the date of the original issue of the Securities without the Holders’ consent and without notifying Holders

Anti-dilution Adjustments

The Stock Adjustment Factor is subject to adjustment by the Calculation Agent as a result of the anti-dilution and reorganization adjustments described in this section.

No adjustments to the Stock Adjustment Factor will be required unless the Stock Adjustment Factor adjustment would require a change of at least 0.1% in the Stock Adjustment Factor then in effect. A Stock Adjustment Factor resulting from any of the adjustments specified in this section will be rounded to the nearest one ten-thousandth with five one hundred-thousandths being rounded upward. The Calculation Agent will not be required to make any adjustments to the Stock Adjustment Factor after the close of business on the Business Day immediately preceding the Maturity Date.

No adjustments to the Stock Adjustment Factor will be required other than those specified below.

The Calculation Agent shall be solely responsible for (1) the determination and calculation of any adjustments to the Stock Adjustment Factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described in this section, and (2) the determination of the Successor Reference Stock, and its determinations and calculations shall be conclusive absent manifest error.

The Company will, within ten Business Days following the occurrence of an event that requires an adjustment to the Stock Adjustment Factor (other than as a result of a Reorganization Event as described below), or if the Company is not aware of this occurrence, as soon as practicable after becoming so aware, provide notice to the Calculation Agent, which shall provide written notice to the trustee, which shall provide notice to Holders of the occurrence of this event and, if applicable, a statement in reasonable detail setting forth such adjusted Stock Adjustment Factor.

Stock Splits and Reverse Stock Splits

If the Reference Stock is subject to a stock split or reverse stock split, then once any split has become effective, the Stock Adjustment Factor relating to the Reference Stock will be adjusted so that the new Stock Adjustment Factor shall equal the product of:

•	the prior Stock Adjustment Factor for the Reference Stock, and

•

the number of shares which a holder of one share of the Reference Stock before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock Dividends or Distributions

If the Reference Stock is subject to a (i) stock dividend, i.e., issuance of additional shares of the Reference Stock, that is given ratably to all holders of shares of the Reference Stock, or (ii) distribution of shares of the Reference Stock as a result of the triggering of any provision of the corporate charter of the issuer of the Reference Stock, then, once the dividend has become effective and the shares are trading ex-dividend, the Stock Adjustment Factor for the Reference Stock will be adjusted so that the new Stock Adjustment Factor for the Reference Stock shall equal the prior Stock Adjustment Factor for the Reference Stock plus the product of:

•	the prior Stock Adjustment Factor for the Reference Stock, and

•	the number of additional shares issued in the stock dividend with respect to one share of the Reference Stock.

Non-cash Distributions

If the issuer of the Reference Stock distributes shares of capital stock, evidences of indebtedness or other assets or property of the issuer of the Reference Stock to holders of the Reference Stock (other than (i) dividends, distributions and rights or warrants referred to under “—Stock Splits and Reverse Stock Splits” and “—Stock Dividends or Distributions” above and (ii) cash distributions or dividends referred under “—Cash Dividends or Distributions” below), then, once the distribution has become effective and the shares are trading ex-dividend, the Stock Adjustment Factor for the Reference Stock will be adjusted so that the new Stock Adjustment Factor for the Reference Stock shall equal the product of:

•	the prior Stock Adjustment Factor for the Reference Stock, and

•

a fraction, the numerator of which is the Current Market Price of the Reference Stock and the denominator of which is the amount by which such Current Market Price exceeds the Fair Market Value of such distribution; provided that if the Fair Market Value of such distribution equals or exceeds the Current Market Price of such Reference Stock, the Calculation Agent shall determine in its sole discretion the appropriate adjustment to the Stock Adjustment Factor for such Reference Stock.

The “Current Market Price” of the Reference Stock means the arithmetic average of the Closing Price of the Reference Stock for the ten Trading Days prior to the Trading Day immediately preceding the ex-dividend date of the distribution requiring an adjustment to the Stock Adjustment Factor for the Reference Stock.

The “ex-dividend date” shall mean the first Trading Day on which transactions in the Reference Stock trade on the Relevant Exchange without the right to receive that distribution.

The “Fair Market Value” of any such distribution means the value of such distribution on the ex-dividend date for such distribution, as determined by the Calculation Agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange, the Fair Market Value will equal the Closing Price of such distributed property on such ex-dividend date.

Notwithstanding the foregoing, a distribution on the Reference Stock described in clause (a), (d) or (e) of the section entitled “—Reorganization Events” below that also would require an adjustment under this section shall not cause an adjustment to the Stock Adjustment Factor of the Reference Stock and shall only be treated as a Reorganization Event (as defined below) pursuant to clause (a), (d) or (e) under the section entitled “—Reorganization Events.” A distribution on the Reference Stock described in the section entitled “—Issuance of Transferable Rights or Warrants” that also would require an adjustment under this section shall only cause an adjustment pursuant to the section entitled “—Issuance of Transferable Rights or Warrants.”

Cash Dividends or Distributions

If the issuer of the Reference Stock pays dividends or makes other distributions consisting exclusively of cash to all holders of the Reference Stock during any fiscal quarter during the term of the notes, in an aggregate amount that, together with other such dividends or distributions made during such quarterly fiscal period, exceeds the Dividend Threshold, then, once the dividend or distribution has become effective and the shares are trading ex-dividend, the Stock Adjustment Factor for the Reference Stock will be adjusted so that the new Stock Adjustment Factor for the Reference Stock shall equal the product of:

•	the prior Stock Adjustment Factor for the Reference Stock, and

•

a fraction, the numerator of which is the Current Market Price of the Reference Stock and the denominator of which is the amount by which such Current Market Price exceeds the amount in cash per share the issuer of the Reference Stock distributes to holders of Reference Stock in excess of the Dividend Threshold; provided that if the amount in cash per share of such dividend or distribution equals or exceeds the Current Market Price of the Reference Stock, the Calculation Agent shall determine in its sole discretion the appropriate adjustment to the Stock Adjustment Factor for the Reference Stock.

“Dividend Threshold” shall mean the amount of any cash dividend or cash distribution distributed per share of the Reference Stock that exceeds the immediately preceding cash dividend or other cash distribution, if any, per share of the Reference Stock by more than 10% of the Closing Price of the Reference Stock on the Trading Day immediately preceding the ex-dividend date.

Issuance of Transferable Rights or Warrants

If the issuer of the Reference Stock issues transferable rights or warrants to all holders of the Reference Stock to subscribe for or purchase the Reference Stock, including new or existing rights to purchase the Reference Stock at an exercise price per share less than the closing price of the Reference Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights and warrants pursuant to a shareholder’s rights plan or arrangement, and if the expiration date of such rights or warrants precedes the Maturity Date, then the Stock Adjustment Factor for the Reference Stock will be adjusted on the business day immediately following the issuance of such transferable rights or warrants so that the new Stock Adjustment Factor for the Reference Stock shall equal the prior Stock Adjustment Factor for the Reference Stock plus the product of:

•	the prior Stock Adjustment Factor for the Reference Stock, and

•	the number of shares of the Reference Stock that can be purchased with the cash value of such warrants or rights distributed on one share of the Reference Stock.

The number of shares that can be purchased will be based on the Closing Price of the Reference Stock on the date the new Stock Adjustment Factor for the Reference Stock is determined. The cash value of such warrants or rights, if the warrants or rights are traded on a U.S. national securities exchange, will equal the Closing Price of such warrant or right, or, if the warrants or rights are not traded on a U.S. national securities exchange, the Calculation Agent will determine, in its good faith estimate, the price of such warrant or right on the date on which the new Stock Adjustment Factor is determined, in its sole discretion.

Reorganization Events

If prior to the maturity date,

(a)	there occurs any reclassification or change of the Reference Stock, including, without limitation, as a result of the issuance of tracking stock by the issuer of the Reference Stock,

(b)	the issuer of the Reference Stock, or any surviving entity or subsequent surviving entity of the issuer of the Reference Stock (a “Successor Entity”), has been subject to a merger, combination or consolidation and is not the surviving entity,

(c)	any statutory exchange of securities of the issuer of the Reference Stock or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above,

(d)	the issuer of the Reference Stock is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law,

(e)	the issuer of the Reference Stock issues to all of its shareholders equity securities of an issuer other than the issuer of the Reference Stock, other than in a transaction described in clauses (b), (c) or (d) above (a “Spin-off Event”), or

(f)	a tender or exchange offer or going-private transaction is commenced for all the outstanding shares of the issuer of the Reference Stock and is consummated for all or substantially all of such shares, as determined by the Calculation Agent in its sole discretion (an event in clauses (a) through (f), a “Reorganization Event”), then, instead of adjusting the Stock Adjustment Factor for the Reference Stock, the Calculation Agent, in its sole discretion without consideration for the interests of investors, shall either:

(A)	determine a Successor Reference Stock (as defined below) to the Reference Stock that experiences any such Reorganization Event (the “Original Reference Stock”) after the close of the principal trading session on the Trading Day immediately prior to the effective date of such Reorganization Event in accordance with the following paragraph (each successor reference stock as so determined, a “Successor Reference Stock” and such successor reference stock issuer, a “Successor Reference Stock Issuer”); or

(B)	deem the Closing Price and the Stock Adjustment Factor of the Original Reference Stock on the Trading Day immediately prior to the effective date of such Reorganization Event to be the Closing Price (in the case of daily monitoring) or Price (in the case of continuous monitoring) and Stock Adjustment Factor of the Original Reference Stock on every remaining Trading Day to, and including, the last Trading Day in the Monitoring Period.

Upon the determination by the Calculation Agent of the Successor Reference Stock pursuant to clause (A) of the preceding sentence, references in this Security to such “Reference Stock” shall no longer be deemed to refer to the Original Reference Stock and shall be deemed instead to refer to any such Successor Reference Stock for all purposes, and references in Security to “issuer” of the Original Reference Stock shall be deemed to be to the Successor Reference Stock Issuer.

Upon the selection of the Successor Reference Stock by the Calculation Agent pursuant to clause (A) of the preceding sentence:

(i)	the Initial Share Price for the Successor Reference Stock will be the Closing Price of the Successor Reference Stock on the Trading Day immediately following the effective date of the Reorganization Event multiplied by the Initial Share Price of the Original Reference Stock and divided by the Closing Price of the Original Reference Stock on the Trading Day immediately prior to the effective date of such Reorganization Event;

(ii)	the Stock Adjustment Factor for the Successor Reference Stock shall be 1.0, subject to adjustment for certain corporate events related to the Successor Reference Stock in accordance with “— Anti-dilution Adjustments.”

For the avoidance of doubt, in the case of an issuance by the issuer of the Reference Stock to all of its shareholders of equity securities of an issuer other than the issuer of the Reference Stock as described in clause (e) above, if the Closing Price of the Reference Stock as of the effective date of such issuance does not increase or decline by at least 50% from the Initial Share Price of the Reference Stock, such issuance shall not constitute a Reorganization Event and no adjustments shall be made under this “— Reorganization Events” section. Instead, the Reference Stock will be subject to adjustments as described under “— Non-cash Distributions” above.

The “Successor Reference Stock” will be the common stock of a U.S. company selected by the Calculation Agent from among the common stocks of U.S. companies then registered to trade on the NYSE, Nasdaq Global Select Market or Nasdaq Global Market that is not already the Reference Stock, with the same primary Standard Industrial Classification Code (“SIC Code”) as the Original Reference Stock that, in the sole discretion of the Calculation Agent, is the most comparable to the Original Reference Stock, taking into account such factors as the Calculation Agent deems relevant, including, without limitation, market capitalization, dividend history and stock price volatility; provided, however, that a Successor Reference Stock will not be any stock that is subject to a trading restriction under the trading restriction policies of the Company or any of its affiliates that would materially limit the ability of the Company or any of its affiliates to hedge the notes with respect to such stock (a “Hedging Restriction”); provided further that if the Successor Reference Stock cannot be identified as set forth above for which a Hedging Restriction does not exist, the Successor Reference Stock will be selected by the Calculation Agent from the largest market capitalization stock of a U.S. company within the same Division and Major Group classification (as defined by the Office of Management and Budget) as the primary SIC Code for the Original Reference Stock.

Following a Reorganization Event in which a Successor Reference Stock is selected, the Stock Adjustment Factor of the Successor Reference Stock will be subject to adjustment as described above under this “Anti-dilution Adjustments” section, and, if no Successor Reference Stock is selected, the Original Reference Stock Issuer will, upon a subsequent Reorganization Event, be subject to the election by the Calculation Agent described in clause (A) and (B) of the first paragraph under “— Anti-dilution Adjustments — Reorganization Events.”

The Company will, or will cause the Calculation Agent to, provide written notice to the Trustee, to the Company and to The Depository Trust Company (“DTC”) within thirty business days immediately following the effective date of any Reorganization Event, of the Successor Reference Stock Issuer, the Successor Reference Stock, the Trigger Price and the Initial Share Price for such Successor Reference Stock, as well as the Original Reference Stock so replaced. The Company expects that such notice will be passed on to Holders in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

The following abbreviations, when used in the inscription on the face of the within Security, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common	UNIF GIFT MIN ACT - _________ Custodian _________
(Cust) (Minor)
TEN ENT -	as tenants by the entireties	under Uniform Gifts to Minors
JT TEN -	as joint tenants with right of	Act
	Survivorship and not as tenants in common	(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER

IDENTIFYING NUMBER OF ASSIGNEE

(Name and Address of Assignee, including zip code, must be printed or typewritten.)

the within Security, and all rights thereunder, hereby irrevocably constituting and appointing to transfer the said Security on the books of the Company, with full power of substitution in the premises.

Dated:

__________________________________________

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Security in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

___________________________

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED MEDALLION SIGNATURE GUARANTEE PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15.